Exhibit 99.1

May 16, 2017

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES FIRST QUARTER RESULTS

Cranford, New Jersey — May 16, 2017 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) today announced its results for the thirteen week period ended April 1, 2017.

The Company reported net sales for the thirteen weeks ended April 1, 2017 of $3,283,000, a decrease of $459,000, or 12%, from net sales of $3,742,000 for the thirteen weeks ended April 2, 2016. The Company reported that gross profit decreased to $1,014,000 in the period ended April 1, 2017 from $1,239,000 in the period ended April 2, 2016. For the thirteen weeks ended April 1, 2017, the Company reported an operating loss of $162,000 as compared to operating income of $141,000 for the comparable 2016 period.

Sales of the Company’s frozen desserts and frozen foods decreased to $655,000 in the thirteen weeks ended April 2, 2016 from $1,019,000 for the thirteen weeks ended April 2, 2016. Sales of the Company’s frozen dessert and food products were negatively impacted by production and shipping issues at its frozen desserts novelty plant due to a major physical restructuring program in process at this facility. Sales of soy-cheese products decreased to $2,628,000 in the 2017 period from $2,723,000 in 2016. The decline in soy-cheese product sales was principally due to a reduction in its export sales.

The Company incurred a net loss of $173,000, or $(0.03) per share (basic and diluted), for the thirteen weeks ended April 1, 2017, compared to net income of $130,000, or $0.03 per share (basic and diluted), for the thirteen weeks ended April 2, 2016. As of April 1, 2017, the Company had approximately $215,000 in cash and cash equivalents and its working capital was approximately $2.85 million, compared with approximately $132,000 in cash and cash equivalents and working capital of approximately $2.95 million at December 31, 2016.

Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, “ Our operating results in the first quarter of 2017 were negatively impacted due to production issues at the plant of our frozen novelty products manufacturer and to reduced soy cheese exports. Although we expect that the physical restructuring program in process at the frozen dessert production facility will be resolved in the second quarter, we are currently in the process of securing an additional facility to make some of our frozen novelty products. While we are disappointed in our financial results in the first quarter, we believe that we are on the right track to produce consistent profitable operations in the future,” concluded Mr. Mintz.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products. The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti’s product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars. Tofutti also has a growing array of prepared foods including Pizza Pizzaz® and Mintz’s Blintzes®, all made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended April 1, 2017	Thirteen weeks ended April 2, 2016

Net sales	$3,283	$3,742
Cost of sales	2,269	2,503
Gross profit	1,014	1,239
Operating expenses	1,176	1,098
Income (loss) before interest expense and income taxes	(162)	141
Interest expense	6	6
Income (loss) before income taxes	(168)	135
Income tax expense	5	5
Net income (loss)	$(173)	$130
Net income (loss) per common share:
Basic and diluted	$(0.03)	$0.03
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154

TOFUTTI BRANDS INC.

Condensed Balance Sheets
(in thousands, except share and per share figures)

	April 1, 2017	December 31, 2016*
Assets
Current assets:
Cash and cash equivalents	$215	$132
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $341 and $370, respectively	1,827	2,626
Inventories	1,980	1,565
Prepaid expenses	63	66
Deferred costs	113	100
Total current assets	4,198	4,489

Fixed assets (net of accumulated depreciation of $15 and $14, respectively)	14	15

Other assets	16	16
	$4,228	$4,520

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable-current	$6	$6
Accounts payable	915	1,148
Accrued expenses	308	278
Deferred revenue	124	108
Total current liabilities	1,353	1,540

Convertible note payable-long term-related party	500	500
Note payable-long term	9	10
Total liabilities	1,862	2,050

Commitments and contingencies

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at April 1, 2017 and December 31, 2016, respectively	52	52
Additional paid-in capital	207	138
Retained earnings	2,107	2,280
Total stockholders’ equity	2,366	2,470
Total liabilities and stockholders’ equity	$4,228	$4,520

*       Derived from audited financial information.